SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

BANCORP RHODE ISLAND, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Daniel J. Mullane
          John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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Filed by PL Capital Group

        PL Capital Group is sending a letter to shareholders of Bancorp Rhode Island, Inc. (“Bancorp Rhode Island”). A copy of the letter follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

Important Information

        PL Capital Group has filed a definitive proxy statement and other proxy materials with the Securities and Exchange Commission (the “SEC”) in connection with the nomination of Daniel J. Mullane, Richard J. Lashley and John W. Palmer (the “PL Capital Nominees”) to serve as directors of Bancorp Rhode Island, Inc. The definitive proxy statement has been sent to shareholders of Bancorp Rhode Island seeking their support of the PL Capital Nominees at Bancorp Rhode Island’s 2008 Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and proxy card because they contain important information about PL Capital Group, the PL Capital Nominees, Bancorp Rhode Island and related matters. Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by PL Capital Group with the SEC may also be obtained free of charge from PL Capital Group.

Participants in Solicitation

        PL Capital Group consists of the following persons who are participants in the solicitation from Bancorp Rhode Island, Inc.’s shareholders of proxies in favor of the PL Capital Nominees: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; John W. Palmer and Daniel J. Mullane. Such participants may have interests in the solicitation, including as a result of holding shares of Bancorp Rhode Island common stock. Information regarding the participants and their interests is contained in the definitive proxy statement filed by PL Capital Group with the SEC in connection with Bancorp Rhode Island’s 2008 Annual Meeting of Shareholders.

BANCORP RHODE ISLAND, INC.

IMPORTANT NOTICE FROM PL CAPITAL — YOUR FELLOW SHAREHOLDER

YOUR VOTE IS IMPORTANT…Please RETURN the GREEN card today!

Bancorp Rhode Island’s Annual Meeting of Shareholders is scheduled for May 21, 2008. We urge you to read the PL Capital Group’s proxy statement (which has been sent separately) and to return the enclosed GREEN proxy card today in support of our nominees, Richard Lashley, John Palmer and Daniel Mullane. Discard BancorpRI’s white proxy card. You can vote again even if you previously voted on the Company’s white proxy card.

WHY ARE WE RUNNING FOR BOARD SEATS?

We seek 3 board seats (out of 15) in order to be in a position to advocate for the best interests of all shareholders of BancorpRI. Our goal is to improve the profitability and financial performance of BancorpRI, which we believe is subpar, and to fully examine all available strategic alternatives, including remaining independent, or selling the Company if that will produce superior shareholder value. BancorpRI claims our agenda is self-serving. If improving the Company’s financial performance and seeking to maximize the value of every shareholder’s investment is self-serving, we plead guilty!

BANCORPRI CLAIMS 2007 WAS “ANOTHER SUCCESSFUL YEAR”

LET’S LOOK AT THE FACTS:

1.	BancorpRI’s Return on Equity (ROE) in 2007 (7.87%) was the SECOND LOWEST in the past ten years (1998-2007).

2.	BancorpRI’s Return on Assets in 2007 (0.62%) was the SECOND LOWEST in the past ten years.

3.	BancorpRI’s 2007 Efficiency Ratio (73.4%) barely improved versus 2006 (73.9%) and was the second highest in the past ten years (Note: a lower Efficiency Ratio is better).

4.	BancorpRI’s total deposits DECLINED in 2007.

5.	BancorpRI’s total assets DECLINED in 2007.

6.	BancorpRI’s 2007 results trailed its peers:

	BancorpRI	Peer Group (1)	All U.S. Banks (2)
Return on Equity:	7.9%	8.9%	9.3%
Return on Assets:	0.62%	0.84%	0.95%
Efficiency Ratio:	73.4%	61.4%	59.1%

Sources:	(1) SNL Financial LC--Includes 149 publicly traded banks with total assets between $1.0 billion to $5.0 billion
(2) Federal Deposit Insurance Corporation, Statistics on Depository Institutions (www.fdic.gov) — includes all U.S. banks

BANCORPRI’S 2008 EPS GUIDANCE SHOWS RESULTS WON’T IMPROVE MUCH

During the fourth quarter 2007 earnings conference call on January 24, 2008, BancorpRI management projected a range of $1.94 to $1.99 for 2008 EPS, a 5% to 8% increase over 2007. While we are pleased to see a projected increase in EPS for 2008, the 2008 EPS guidance is basically comparable to the $1.92 earned six years ago in 2002, and below the $2.04 earned in both 2004 and 2005. Even if we assume that BancorpRI can achieve the upper end of the projected range ($1.99), this would equate to approximately an 8% ROE in 2008, effectively no improvement compared to the 2007 ROE of 7.9%, and a level well below the 10% to 12% ROEs earned by BancorpRI in 2000 through 2005.

BANCORPRI CLAIMS OUR CANDIDATES WOULD NOT ADD ANY NEW EXPERTISE TO THE BOARD—WE STRONGLY DISAGREE

PL Capital Group is seeking to replace 3 of the 5 incumbent directors nominated by the Company, namely, Mr. Anthony Andrade and Mr. Edward Mack II, as well as Ms. Merrill Sherman, the current CEO. Mr. Andrade is the President of a printing company and Mr. Mack is the owner of a plastics manufacturing company. Outside of previous service on BancorpRI’s board, neither Mr. Andrade nor Mr. Mack has disclosed any prior experience or formal expertise in banking. Conversely, all of the PL Capital Group candidates have spent their entire careers focused on the banking and financial services industries. PL Capital Group principals Mr. Lashley and Mr. Palmer have spent their entire careers (25+ years each) in various capacities focused exclusively in the banking industry as CPAs, corporate finance specialists, bank board members and investment managers.

In addition, our other candidate Mr. Daniel Mullane is the distinguished former CEO of Advest, a former NYSE member broker dealer and investment bank based in New England. Mr. Mullane has significant experience as a member of various boards of directors and in providing financial services products and services to both individuals and businesses. His experience improving the financial results and operating efficiency of Advest is very relevant to the challenges faced by BancorpRI. Mr. Mullane is involved in a number of non-profit organizations and resides in Tiverton, Rhode Island.

We are seeking the board seat currently held by Ms. Sherman because we believe she has failed to fully deliver on her promises to improve the efficiency and performance of the Company and the Bank, and appears more focused on her own personal timetable and agenda for the Company regardless of whether or not it coincides with shareholders’ interests. We also believe that her management style and tenure has resulted in lower morale, lower productivity and higher turnover among all levels of officers and employees. We also have concerns that Ms. Sherman’s compensation continues to increase significantly every year, even as the Company’s efficiency ratio deteriorates (in 2000 the efficiency ratio was 61.7% and Ms. Sherman earned $428,862; since that time the efficiency ratio has gone up almost every year; in 2007 the efficiency ratio was 73.4% and she earned $1,075,237). As CEO of the Company and the Bank, the proverbial “buck stops” at her desk and she must be held accountable. Ms. Sherman has told us that “it is not possible” to reduce the Company’s efficiency ratio below 60%. We strongly disagree because thousands of banks in this country beat that benchmark every year (in 2007 the average bank in the U.S. had a 59% efficiency ratio). If she cannot figure out how to do it, the board should consider finding a CEO who can.

DON’T BE FOOLED BY BANCORPRI’S CLAIMS THAT KEEFE, BRUYETTE & WOODS (KBW) IS ALREADY “PROVIDING STRATEGIC INSIGHT” TO THE BOARD

In a letter to shareholders dated April 3, BancorpRI announced that KBW is “evaluating (BancorpRI’s) current operations” and providing the Board with “strategic insight on the banking industry marketplace and all potential value-creating opportunities.” While this sounds promising for shareholders, we have significant doubts about the actual nature and scope of KBW’s involvement. We call on the Company to publicly clarify the nature and scope of KBW’s assignment, and when KBW’s “evaluation” is completed, to publicly disclose KBW’s conclusions as well as the strategic direction the Board is setting for the Company. Unfortunately, in our view this is a manipulative attempt by the Company to deflect PL Capital’s proxy contest, KBW will not be authorized to seek out bona fide strategic alternatives and nothing will change.

DON’T BE FOOLED BY BANCORPRI’S CLAIMS THAT PL CAPITAL IS SOLELY INTERESTED IN A SALE OF BANCORPRI

On the contrary, at any given time the PL Capital Group holds investments in 40 or more bank stocks, and the vast majority of those investments are held long term without us advocating for the sale of the company or taking on the extraordinary effort and expense of pursuing board seats in a proxy contest. We will, however, pursue such action in those rare instances where we feel it is needed because management and the board seem unable or unwilling to improve operations and/or maximize shareholder value themselves. Ms. Sherman claimed that we cannot point out examples where we called for the sale of a company, or pursued a proxy contest, and the company was subsequently not sold (her theory is that we really don’t have any other agenda other than a sale). There are in fact several instances. A very relevant recent example is our investment in State Bancorp of Long Island (symbol: STBC), a bank very similar to BancorpRI (both are well located franchises that had/have earnings and performance issues and managements and boards that seemed unable to address their problems). In 2006, we publicly and privately called on STBC’s board to improve results, and failing improvement, to consider the sale of the Company. Similar to Ms. Sherman, the (now former) CEO of STBC told us that it was “impractical” to get STBC’s efficiency ratio down to 55-60%. We decided to run a proxy contest, but withdrew our efforts after the board hired a new and highly competent CEO, Mr. Tom O’Brien, and the former CEO and two Vice Chairman retired. Mr. O’Brien has implemented a number of important changes, which we support, to improve the performance and value of State Bancorp. We now intend to hold STBC as a long term investment without advocating for board seats or a sale. We urge Ms. Sherman and BancorpRI board members to call Mr. O’Brien to ask him about PL Capital Group. We urge BancorpRI’s Board to also look at STBC as an example of how a change in senior management can dramatically improve the culture and outlook for a bank.

CEO MERRILL SHERMAN HAD A SUCCESSFUL YEAR — HER TOTAL COMPENSATION WAS UP 16% IN 2007

Despite the Company’s lackluster results in 2007, as noted on page 1, CEO Sherman’s total compensation increased handsomely. In 2007 her total compensation was $1,075,237, up $150,325, or 16%, from 2006, and up $760,117, or 240%, over the past ten years since 1998. During a time when BancorpRI is struggling to control costs and decrease its efficiency ratio, we are hard pressed to see how this level of total compensation makes sense.

WHO IS THE PL CAPITAL GROUP?

PL Capital Group focuses exclusively on the banking industry. PL Capital Group owns 8.5% of BancorpRI’s common stock and is seeking your help in electing Richard Lashley, John Palmer and Daniel Mullane to the board of BancorpRI. Please read our proxy materials for more complete information, and feel free to contact us:

Mr. Richard J. Lashley, Principal	Mr. John W. Palmer, Principal
PL Capital, LLC	PL Capital, LLC
466 Southern Blvd.	20 East Jefferson Avenue
Chatham, NJ 07928	Suite 22
(973) 360-1666	Naperville, IL 60540
(973) 360-1720 (fax)	(630) 848-1340
bankfund@aol.com	(630) 848-1342 (fax)
palmersail@aol.com

If you require any assistance in voting, please contact our proxy solicitor:

D.F. KING & CO., INC., 48 Wall Street, New York, NY 10005
Toll Free: 1-800-488-8035

IT IS IMPORTANT THAT YOU RETURN YOUR PROXY PROMPTLY. PLEASE SIGN AND DATE YOUR GREEN PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY. IF YOUR SHARES ARE HELD AT A BANK OR BROKERAGE FIRM, PLEASE FOLLOW THE INSTRUCTIONS ON THE VOTING FORM PROVIDED. DO NOT RETURN BANCORP RI’S WHITE CARD EVEN AS A SIGN OF PROTEST. NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN WE ARE SEEKING YOUR SUPPORT. PLEASE VOTE FOR MESSRS. LASHLEY, PALMER AND MULLANE BY SIGNING, DATING, AND MAILING IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE ENCLOSED GREEN PROXY CARD AS SOON AS POSSIBLE. ONLY YOUR LATEST DATED PROXY COUNTS. EVEN IF YOU HAVE ALREADY RETURNED A WHITE PROXY TO BANCORP RI’S BOARD OF DIRECTORS, YOU HAVE EVERY LEGAL RIGHT TO REVOKE IT BY SIGNING, DATING, AND MAILING THE ENCLOSED GREEN PROXY CARD OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Additional Information

PL Capital Group has filed a definitive proxy statement regarding the nomination of John W. Palmer, Daniel J. Mullane and Richard J. Lashley (the “PL Capital Nominees”) to serve as directors of BancorpRI with the U.S. Securities and Exchange Commission (SEC). You are urged to read the definitive proxy statement and any other document related to the solicitation of proxies by PL Capital Group because they contain important information about PL Capital, the PL Capital Nominees, Bancorp Rhode Island and related matters, including information regarding the participants in the solicitation and their interests in the solicitation. You may obtain a free copy of the definitive proxy statement and other documents filed by PL Capital Group with the SEC free of charge from PL Capital Group, upon request, or at the SEC’s web site at www.sec.gov